Exhibit 99
Gray
Television, Inc.
NEWS RELEASE
GRAY ANNOUNCES HILTON HOWELL APPOINTED
TO SUCCEED J. MACK ROBINSON AS CEO
Atlanta, Georgia — August 20, 2008. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced that J. Mack Robinson has decided to step down as Chairman and Chief Executive Officer of the company. In light of Mr. Robinson’s decision, Gray’s Board of Directors unanimously appointed Mr. Hilton H. Howell Jr. to serve as the Company’s Chief Executive Officer, in addition to his current role as Vice-Chairman of the Board of Directors. Mr. Howell is the son-in-law of Mr. Robinson. Robert S. Prather Jr. will continue as Gray’s President and Chief Operating Officer as well as a member of the Board of Directors.
     Mr. Robinson will continue as a voting member of the Board of Directors with the title of Chairman Emeritus of the Company.
     “My decision to step down should not come as a surprise to anyone, given that I’m now 85 years old,” commented Mr. Robinson. “I have been so proud to be associated with Gray since 1993. In the past 15 years the company has grown from its small-town roots in Albany, Georgia, into one of the finest television broadcast companies in the country, now serving 30 markets with 36 primary television stations and 40 digital second channels across the United States.
     While I may be stepping back from day-to-day involvement with Gray, I look forward to continuing my association with the company as Chairman Emeritus and as a member of the Board and I plan to actively follow the Company’s progress. I am also extremely pleased that Hilton Howell has agreed to his increased responsibility with Gray Television. His appointment as Chief Executive Officer shows that our family will continue to have a strong interest in and commitment to Gray Television well into the future.”
     Mr. Howell stated, “I am looking forward to expanding my role with Gray and to working together with Bob Prather and all of the associates of the company to continue to improve the fine news operations and local commitment of all our television properties. My family has been investors in and board members of Gray or its predecessors since the founding of KWTX-TV in Waco, Texas in 1951 and I look forward to continuing and building on that commitment going forward.”
     Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of our existing markets.

For information contact:
Hilton Howell	Jim Ryan
Chief Executive Officer	Chief Financial Officer
(404) 266-5505	(404) 504-9828
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607